OMB APPROVAL
OMB Number: Expires: Estimated average burden Hours per response	3235-0060 January 31, 2008 38.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2008

FORTISSIMO ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-52166	02-0762508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Hamelacha Street, Park Afek, Rosh Ha’ayin Israel	48091
(Address of Principal Executive Offices)	(Postal Code)

Registrant’s telephone number, including area code: (011) 972-3-915-7400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, FORTISSIMO ACQUISITION CORP. (“FORTISSIMO”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING FORTISSIMO SECURITIES, REGARDING ITS MERGER WITH PSYOP, INC., AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K, INCLUDING SOME OR ALL OF THE EXHIBITS HERETO, WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC., REPRESENTATIVE OF THE UNDERWRITERS OF FORTISSIMO’S INITIAL PUBLIC OFFERING (“IPO”) CONSUMMATED IN OCTOBER 2006, IS ASSISTING FORTISSIMO IN THESE EFFORTS, WITHOUT CHARGE, OTHER THAN THE REIMBURSEMENT OF ITS OUT-OF-POCKET EXPENSES. FORTISSIMO, PSYOP AND EARLYBIRDCAPITAL, INC. AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICIATION OF PROXIES FOR THE SPECIAL MEETING OF FORTISSIMO STOCKHOLDERS TO BE HELD TO APPROVE THE MERGER.

STOCKHOLDERS OF FORTISSIMO AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, FORTISSIMO’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH FORTISSIMO’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ FORTISSIMO’S FINAL PROSPECTUS, DATED OCTOBER 11, 2006, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF THE FORTISSIMO OFFICERS AND DIRECTORS AND OF EARLYBIRDCAPITAL, INC. AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: FORTISSIMO ACQUISITION CORP., 14 HAMELACHA STREET, PARK AFEK, ROSH HA’AYIN ISRAEL 48091. THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT, ONCE AVAILABLE, MAY ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

PSYOP’S FINANCIAL INFORMATION AND DATA CONTAINED HEREIN AND IN THE EXHIBITS HERETO ARE UNAUDITED AND PREPARED BY PSYOP AS A PRIVATE COMPANY AND DO NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA WILL BE ADJUSTED AND PRESENTED DIFFERENTLY IN FORTISSIMO’S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE ACQUISITION.

Item 1.01 Entry into a Material Definitive Agreement.

General; Structure of Acquisition

On January 15, 2008, Fortissimo Acquisition Corp. (“Fortissimo”) entered into an Agreement and Plan of Merger and Interests Purchase Agreement (“Merger Agreement”) with Psyop, Inc. (“Psyop”), Psyop’s shareholders, Psyop Services, LLC, which is owned by the Psyop shareholders and does business under the name of “Blacklist,” and FAC Acquisition Sub Corp., a wholly owned subsidiary of Fortissimo (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged into Psyop, with Psyop being the surviving corporation and becoming a wholly owned subsidiary of Fortissimo. Within 10 days thereafter, Psyop will be merged into Fortissimo, which will change its name to “Psyop, Inc.” The Merger Agreement also provides that Fortissimo will purchase all of the outstanding membership interests of Blacklist. As a result of such purchase, Blacklist will become a wholly owned subsidiary of Fortissimo. The combination of these events is referred to as the “merger” in this Report.

Psyop is a producer of digital content for advertising, specializing in animation and special effects, including combined animation and live action imagery.

The merger is expected to be consummated in the second quarter of 2008, after the required approval by the stockholders of Fortissimo and the fulfillment of certain other conditions, as described herein and in the Merger Agreement.

Merger Consideration

• Closing Merger Consideration. At the closing, Fortissimo will pay Psyop’s shareholders merger consideration (including payment for the Blacklist membership interests) of 3,337,941 shares of Fortissimo’s common stock and $10,140,079 in cash. Such stock had a value of approximately $19,260,000, based on the average closing price of the Fortissimo common stock over the thirty trading days preceding January 11, 2008, which was two trading days prior to the date the Merger Agreement was signed.

• Contingent Consideration. The Psyop shareholders will also be entitled to receive additional payments of shares of Fortissimo common stock and cash based on Fortissimo’s achievement of specified revenue and EBITDA milestones in the years 2008, 2009 and 2010. Such payments are referred to in the Merger Agreement as “contingent payments.” The following table sets forth the milestones and the contingent payment to which the Psyop shareholders will be entitled if 100% of the milestones are achieved:

Year	Revenue Milestone	Revenue Earnout Payment (100% of Milestone)	EBITDA Milestone	EBITDA Earnout Payment (100% of Milestone)
2008	$31,000,000	$2,000,000	$4,700,000	$2,000,000
2009	$48,000,000	$2,000,000	$7,000,000	$2,000,000
2010	$59,000,000	$1,500,000	$10,000,000	$1,500,000
Totals		$5,500,000.00		$5,500,000.00

The Psyop shareholders will be entitled to contingent payments if 70% of the respective milestone is reached, in which event the contingent payment will be 70% of the amount set forth in the above table. The contingent payment they will be entitled to will increase proportionally up to 125% of the contingent payment amount set forth in the table if 125% of the milestone amount is achieved. The maximum contingent payment that the Psyop shareholders may receive with respect to any milestone is 125% of the contingent payment amount set forth in the above table; no greater contingent payment will be made even if the achievement is greater than 125% of the milestone. The following table sets forth the minimum contingent payment (if 70% of a milestone is achieved) and maximum contingent payment (if at least 125% of a milestone is achieved) that the Psyop shareholders may receive for each of the milestones:

Year	Minimum Revenue Payment (70% of Milestone	Maximum Revenue Payment (125% of Milestone)	Minimum EBITDA Payment (70% of Milestone)	Maximum EBITDA Payment (125% of Milestone)
2008	$1,400,000	$2,500,000	$1,400,000	$2,500,000
2009	$1,400,000	$2,500,000	$1,400,000	$2,500,000
2010	$1,050,000	$1,875,000	$1,050,000	$1,875,000
Totals	$3,850,000.00	$6,875,000.00	$3,850,000.00	$6,875,000.00

For purposes of these contingent payments, EBITDA is defined in the Merger Agreement to mean Fortissimo’s earnings before interest, taxes, depreciation and amortization , except that in 2008, EBITDA shall be adjusted to exclude the following items from expenses: (i) up to an aggregate of $750,000 in costs incurred by Fortissimo in connection with (A) the closing of the business combination and (B) those legal, accounting and other similar costs incurred by Fortissimo solely as a result of its operation as a public company (ii) up to an aggregate of $375,000 of general and administrative costs incurred in connection with the establishment of a new office in Los Angeles, CA, and (iii) up to an aggregate of $330,000 in costs associated with market research and investments in new business initiatives. Contingent payments will be payable two-thirds in shares Fortissimo common stock and one-third in cash, with the stock valued at the average of the closing prices of the Fortissimo common stock for the 30 trading days preceding the date that is two days prior to the closing date of the merger.

Contingent consideration will be payable two-thirds in shares of Fortissimo common stock (valued at the average of the closing price of the Fortissimo common stock for the thirty days preceding the date that is two trading days prior to the closing date) and one-third in cash.

• Additional Consideration. The Psyop shareholders will also receive a minimum additional payment of $4,000,001 if at least a majority of the warrants issued in Fortissimo’s IPO are exercised prior to their expiration, which will be increased proportionally to $8,000,000 if all of the warrants are exercised. Such minimum and maximum payments will increase to $5,000,001 and $10,000,000, respectively, and intermediate payments will increase proportionally, if there is a call by Fortissimo to redeem its warrants. Such payments will be payable two-thirds in shares Fortissimo common stock and one-third in cash, with the stock valued at the closing price of the Fortissimo common stock on the date the warrants are redeemed or expire, as applicable.

Restricted Stock Agreements

The maximum number of shares of Fortissimo common stock that the Pysop shareholders would be entitled to receive upon achievement of the revenue and EBITDA milestones will be issued to them at the closing of the merger pursuant to the provisions of Restricted Stock Agreements and placed in escrow pursuant to the Escrow Agreement that will also provide for the escrow of shares to secure Fortissimo’s rights to indemnification, as described below. The Restricted Stock Agreements will provide that, upon partial attainment of the revenue and EBITDA milestones, all of such shares above those to which the Psyop shareholders will be entitled to retain as a result of such partial achievement will be returned to Fortissimo and canceled. If a Psyop shareholder’s employment with Fortissimo after the merger is terminated for cause or by the shareholder without good reason (as such terms are defined in the shareholder’s employment agreement), milestone shares issued with respect to all periods ending on or after the date of termination will be reallocated among the other eligible Psyop shareholders.

Lock-Up and Trading Restriction Arrangements

The shareholders of Psyop have agreed not to sell any of the shares of Fortissimo common stock that they receive upon closing of the merger for twelve months after the closing and to sell no more than 1/3 of such shares in the following twelve months, after which they will be free to sell any or all of their shares. All sales will be subject to aggregate volume restrictions during the two year period commencing twelve months after the closing date.

Indemnification of Fortissimo

To provide a fund for payment to Fortissimo with respect to its post-closing rights to indemnification under the Merger Agreement for breaches of representations and warranties and covenants by Psyop and its subsidiaries and shareholders, there will be placed in escrow (with an independent escrow agent) 333,794 of the shares and $1,014,008 of the cash payable to the Psyop shareholders at closing (“Indemnity Escrow Fund”). Other than as described below, the escrow will be the sole remedy for Fortissimo for its rights to indemnification under the Merger Agreement. Claims for indemnification may be asserted against the Indemnity Escrow Fund by Fortissimo once its damages exceed a $500,000 threshold and will be reimbursable to the full extent of the damages, except that claims made with respect to representations and warranties relating to capitalization, employee matters, environmental matters, taxes, and title to the Psyop shares will not be subject to such deductible. Indemnification claims may be made until one year after the closing date, or, in the case of certain representations of Psyop and its shareholders, until the expiration of the applicable statute of limitations. Notwithstanding such escrow, the stockholders shall be responsible to pay Fortissimo, from their own funds, for established indemnification claims resulting from specified breaches by Psyop related to taxation matters and made prior to the expiration of the sixtieth day after the respective statutes of limitations applicable to such matters.

Indemnification of Psyop

The Merger Agreement also provides that Fortissimo will indemnify Pysop and its shareholders against all damages sustained by them for breaches by Fortissimo of its representations and warranties and covenants. No escrow will be provided to secure such indemnification obligations, which will be subject to the same threshold provisions and the same claim period requirements as pertain to Fortissimo’s right to be indemnified by Psyop and its shareholders (except that Fortissimo’s representations relating to capitalization, employee benefit plans, taxes and environmental matters will not be subject to such threshold).

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Psyop, Blacklist, the Psyop shareholders and Fortissimo relating to, among other things, (a) proper organization and similar limited liability company and corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of real property and other properties, including intellectual property, (h) accounts receivable, (i) contracts, (j) title to, and condition of, properties and environmental condition thereof, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) litigation and (o) regulatory matters.

Covenants

Fortissimo and Psyop have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains additional covenants of the parties, including covenants providing for:

(i)
The parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement;

(ii)	The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

(iii)
Fortissimo to prepare and file a proxy statement to solicit proxies from the Fortissimo stockholders to vote on proposals regarding the approval of the merger, the change of Fortissimo’s name to Psyop, Inc., an amendment to Fortissimo’s certificate of incorporation to increase the authorized number of shares of common stock to 40 million, to change its corporate existence to perpetual and to delete certain portions thereof that will no longer be applicable after the merger, the election of directors and the adoption of an equity incentive plan providing for the granting of options and other stock-based awards;

(iv)
Fortissimo to use its best efforts to prepare, file and have declared effective with the SEC a registration statement covering the resale to the public by the Psyop shareholders of the shares of Fortissimo common stock that they receive pursuant to the Merger Agreement and to keep such registration statement effective until all such shares have been sold or such shares become eligible for sale pursuant to Rule 144 under the Securities Act of 1933 without restriction; and

(v)
Psyop and its shareholders, prior to October 11, 2008, not to solicit, initiate or encourage any proposal or offer that could lead a transaction that would be competitive to that agreed to with Fortissimo. In the event of a breach of this covenant, and a competing transaction is closed prior to October 11, 2008, Psyop will be obligated to pay Fortissimo $2,000,000 within one business day following termination, as liquidated damages in lieu of any other right or remedy available to Fortissimo.

Conditions to Closing

General Conditions

Consummation of the transactions is conditioned on (i) the Fortissimo stockholders, at a meeting called for these purposes, approving the merger and (ii) the holders of fewer than 20% of the shares sold in Fortissimo’s initial public offering (“Public Shares”) voting against the merger and exercising their right to convert their Public Shares into a pro-rata portion of the trust fund, calculated as of two business days prior to the anticipated consummation of the merger.

The approval of the merger will require the affirmative vote of the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting. The holders of the Fortissimo common stock issued prior to its IPO, including the current officers and directors of Fortissimo, have agreed to vote such shares in the matter of the approval of the merger to the same effect as the majority of the Public Shares are voted.

The approval of the Fortissimo name change and the other amendments of Fortissimo’s certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding common stock of Fortissimo. The approval of the amendment of Fortissimo’s certificate of incorporation providing for its existence to be perpetual is a condition to the consummation of the merger but approval of the name change and other amendments is not. The approval of the equity incentive plan will require the affirmative vote of a majority of the outstanding Fortissimo common stock present in person or by proxy at the stockholder meeting. The approval of the equity incentive plan is not a condition to the consummation of the merger.

In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Merger Agreement (including Fortissimo’s representation that its Public Shares are quoted on the Over-the-Counter Bulletin Board) have been materially complied with by each party and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Fortissimo’s Conditions to Closing

The obligations of Fortissimo to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the preceding paragraph of this section, are conditioned upon each of the following, among other things:

•	there being no material adverse change affecting Psyop that has occurred since the signing of the Merger Agreement;

•	the employment agreements and other agreements with the Psyop shareholders shall be been executed and delivered by Psyop and them;

•	the Lock-up and Trading Restriction Agreement, the Restricted Stock Agreement and the Escrow Agreement shall have been executed and delivered by the parties thereto; and

•	receipt by Fortissimo of an opinion of Psyop’s counsel in agreed form.

Psyop’s Conditions to Closing

The obligations of Psyop to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	there being no material adverse change affecting Fortissimo that has occurred since the signing of the Merger Agreement;

•	the employment agreements with the Psyop shareholders shall be been executed and delivered by Fortissimo;

•	Fortissimo shall have arranged for funds remaining in the trust account to be dispersed to Fortissimo upon the closing of the merger;

•	the Lock-up and Trading Restriction Agreement, the Restricted Stock Agreement and the Escrow Agreement shall have been executed and delivered by the parties thereto; and

•	receipt by Psyop of an opinion of Fortissimo’s counsel in agreed form.

Waivers

If permitted under applicable law, either Psyop or Fortissimo may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. The condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

(i)	By mutual written consent of Fortissimo and Psyop;

(ii)	By either Fortissimo or Psyop if the merger is not consummated on or before October 11, 2008;

(iii)
By either Fortissimo or Psyop if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;

(iv)
By either Fortissimo or Psyop if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within twenty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

(v)
By either Fortissimo or Psyop if, at the Fortissimo stockholder meeting, the merger shall fail to be approved by the affirmative vote of the holders of the Public Shares or the holders of 20% or more of the Public Shares exercise conversion rights.

If the Merger Agreement is terminated by Fortissimo as a result of a breach by Psyop or by Psyop or its shareholders as a result of a breach by Fortissimo as described above, then, unless such payment has already been made pursuant to provisions of the Merger Agreement prohibiting Pysop and its shareholders from soliciting competitive transactions, the terminating party will be entitled to $2,000,000 payable within one business day following termination, as liquidated damages in lieu of any other right or remedy available to the terminating party.

Financial Information

The unaudited financial information included in Exhibit 99.2 to this Report was prepared by Psyop, as a private company, and was derived from financial statements prepared in accordance with United States generally accepted accounting principles. Such financial information is not in conformity with SEC Regulation S-X. Accordingly, such historical information will be adjusted and presented differently in Fortissimo’s proxy statement to solicit stockholder approval of the merger. Fortissimo is filing the attached financial information (Exhibit 99.2 to this Form 8-K) as Regulation FD Disclosure material.

Investor Presentation

Fortissimo is filing the attached investor presentation (Exhibit 99.3 to this Form 8-K) as Regulation FD Disclosure material.

Press Release

Fortissimo is filing the attached press release (Exhibit 99.1 to this Form 8-K) as Regulation FD Disclosure material.

Item 7.01 Regulation FD Disclosure.

Business of Psyop

Overview

Headquartered in New York City, Psyop is an award-winning provider of design based 3D animation, innovative visual effects and digital content for the advertising market. Psyop produces creative advertisements on behalf of premier brands in a variety of industries, including food and beverage, sports, automotive, retail and financial services. In addition to its creative production for television advertising, Psyop has recently expanded into producing content for other, growing forms of electronic marketing including short themed branded films, ads shown in movie theaters, in-store and site specific presentations and the Internet.

Representative Clients

The following chart lists some of the brands on behalf of whom Psyop has produced advertising projects.
(Trademarks shown in this report are the property of the owners thereof.)

Company History

Psyop was founded in April 2000 by five creative individuals who, as a group, were able to provide all of the disciplines needed to create and execute animation projects from start to finish. The initial founders worked as creative directors, designers, and graphic artists at Viacom (MTV, Nickelodeon), USA Networks, Sci-Fi Channel and Lee Hunt. Their collective areas of expertise include conception, design, direction, 3-D and 2-D animation and all of the associated technologies. All of Psyop’s founders are currently fulltime employees of the company.

Since its founding, Psyop has grown organically and now employs 74 people on its staff at its headquarters in New York City. It also engages a range of freelance personnel as required on a project by project basis. As a result of its growth, Psyop’s revenues have increased from approximately $2 million in 2000 to nearly $16 million in the year ended December 31, 2006. In the nine months ended September 30, 2007, Psyop generated revenue of approximately $20.1 million, as compared with $11.7 million for comparable 2006 period, a 72% increase (unaudited).

Over the years, Psyop has won numerous awards and accolades for its creative output. These include:

*Cannes Lion (2007 silver award),
*Clio (2007 gold, silver and bronze awards, 2004 silver award),
*The One Show (2007 bronze award),
*Art Director’s Club (2007 silver, Distinctive Merit),
*Andy Awards (2007 gold and bronze awards),
*Promax/Broadcast Design Awards (BDA) (2007 three gold awards, 2005 4 gold and 1  silver awards, 2003 silver and bronze awards, 2002 1 gold, 3 silver and 1 bronze awards),
*International Design (I.D.) Magazine (2004 and 2007),
*Creativity Awards (2007),
*Design and Art Direction (D&AD) book (2001 and 2007),
*Association of Independent Commercial Production Companies (AICP) show (2003  through 2007).

Psyop was nominated for an Emmy in 2007 for the Coca Cola “Happiness Factory” spot and was also included in the 2007 Smithsonian Institution’s Cooper Hewitt Design Museum’s Triennial Review of design at the center of contemporary American culture based on the company’s overall work.

Psyop’s principal executive offices are located at 124 Rivington Street, New York, New York 10002. Its phone number is 212-533-9055. Psyop maintains a website at www.psyop.tv; however, information in, or that can be accessed through, its website is not to be considered part of this report.

Psyop’s Current Business

Psyop’s principal clients are advertising agencies, who engage Psyop to create content, on a project by project basis, on behalf of their own clients. At present, only a small portion of Psyop’s business is received directly from the corporate brands. Typically, Psyop executes a contract with an advertising agency or corporate brand that requires payment of half of the fees up front and the remainder upon completion of certain milestones. A typical project will range in size from a few hundred thousand dollars to over a million dollars and would take between two to three months to complete.

Psyop’s business is presently run through three business units - Pysop, Mass Market and Blacklist. Below is a brief description of each business unit.

Psyop - The Psyop business unit is a design-led, full service production unit for advertising agencies, marketers and content creators. Psyop offers creative development and innovative visual effects combining the expertise of directors, designers and visual effects artists utilizing a collaborative and multidisciplinary approach to deliver the desired result for its clients. Psyop charges fixed fees for its services.

Mass Market - Mass Market specializes in the production of visual effects. Mass Market often works together with Psyop on mixed media projects that include both animation and live action imagery. In addition, Mass Market works as an independent entity with third party agencies, production companies and other content creators. Mass Market charges fixed fees for its services.

Blacklist - Blacklist is a representation arm for design-led commercial and content creators through which Psyop outsources projects and receives a percentage of the project cost for lead generation, branding, mentoring and project management.

Psyop’s Strengths

Psyop believes that its strengths include:

Solid Reputation: Over the years, Psyop has earned an excellent reputation for its creative ability, innovation, execution and on-time delivery of complex and challenging animation and visual effects projects. Its track record creates demand for its services and has enabled it to leverage its abilities by outsourcing and overseeing certain projects via its Blacklist division.

Talented Team: The unique corporate culture at Psyop breeds a collaborative effort and multidisciplinary approach among its directors, designers and visual effects artists that enables Psyop to deliver superb quality work in a timely manner. Its innovative and creative work facilitates its ability to recruit and retain top talent in the industry.

Strong Relationships with Advertising Agencies: Psyop produces highly successful and creative ad campaigns for renowned global brands and through its work has developed strong relationships with leading advertising agencies and advertisers.

End to End Solution: Psyop developed in-house production processes that enable it to serve as a one-stop-shop, providing a full suite of solutions to the advertising industry. It is able to conduct a project from concept through design and all stages of production.

Psyop’s Market

Psyop provides animation and visual effects primarily to the television advertising industry. Psyop’s core strength in creating highly entertaining, compelling, narrative based advertising is becoming critical as leading marketers are seeking to differentiate their messages and their brands in today’s cluttered advertising world. In addition, as advertising skipping technologies such as Tivo become more popular and audiences become more fragmented, the stand-alone 30 second television commercial is becoming less effective in reaching consumers. Advertisers understand that they need to reach out and engage their consumers and that messages need to be more focused and better targeted. Television advertising will be one tool, with its own strengths and weaknesses, with which to reach target audiences. Other media, such as online video, cinema, branded entertainment and podcasts, are becoming increasingly important and, used effectively with good content, provide a huge opportunity to reach consumers in more effective ways.

Psyop is working closely with advertising agencies and leading brands to facilitate message creation in this evolving market. It is increasingly being called upon earlier in the marketing process as agencies and marketers experiment with and formulate effective branding and communication strategies. For example, following the worldwide success of the “Happiness Factory” commercial for Coke (which was released in August of 2006), Psyop created a 6 minute branded content piece for the New World of Coke Visitor Center in Atlanta, a 3-1/2 minute short “movie” for on-line distribution and assets (characters, animations, environments and the like) for a Happiness Factory website and interactive game. The campaign that Psyop created for Fanta is also being rolled out worldwide, not only using the commercials Psyop produced, but also using the assets (characters, designs, environments, etc.) for new spots, on-line sites, point of sale material and other merchandising material.

Although Psyop is pioneering new advertising mediums, management believes that in the near future a majority of its revenues will continue to be derived from television related advertising. Television advertising may be growing at a slower pace than internet advertising, yet it is still a large market and a critical tool through which advertisers seek to relay their message. Television advertising expenditure is expected to continue growing in absolute terms, but its portion of the overall advertising market is expected to decrease, as wider use of other platforms (i.e., the internet) becomes the norm. The amount spent on television advertising in the United States, as mentioned above, is estimated to reach $60 billion in 2009.

Television advertising expenditures in many markets outside of the United States are expected to increase at even faster rates. These include such emerging markets as Eastern Europe, Russia and Pacific-Asia. Approximately half of Psyop’s business in recent periods has been from non-US based advertising agencies, predominately Europe but significantly in China, as well. Psyop intends to invest in growing its non-US business and plans to establish a London operation in late 2008.

Psyop believes its outstanding creative ability will enable it to continue to be a preferred vendor for advertisers as they evolve their consumer initiatives and that Psyop’s proven strength in helping to strategize and develop engaging brand messages will enhance the value of Psyop’s services in the new advertising landscape.

Clients and Projects

Psyop’s direct clients are predominantly advertising agencies. In the first nine months of 2007, and for the full year of 2006 almost all of Psyop’s revenues came from this group. Wieden+Kennedy (Amsterdam and Portland) was Psyop’s largest client during 2006, providing approximately $3.1 million of revenues, or 19.6% of Psyop’s revenues in that year, and $4.0 million in the first nine months of 2007 (approximately 20% of revenues during that period). Major projects for Wieden+Kennedy included multiple projects for Coca-Cola and projects for Nike, the National Basketball Association (NBA) on Entertainment and Sport Programming Network (ESPN), Electronic Arts (EA Games) and Partnership for Drug Free America (PDFA).

Psyop’s second largest client during the 2006-2007 period was BBDO (New York, Paris and Dublin), which provided revenues of approximately $2.7 million or 17 % of total revenues during 2006 and $2.5 million or 12.4% of revenues during the first nine months of 2007. Projects for this firm were done for Bank of America, AIG Insurance, AOL, Aquafina, Cingular (now AT&T), Mountain Dew, DodgeEbay, General Electric, Pepsi, Sierra Mist, Target, Mercedes-Benz and Guinness.

Other significant clients include

•	TBWA, Shanghai and Singapore (projects for Martell and Adidas)
•	JWT, New York and London (projects for HSBC, Caress, L.L. Bean, Huggies and Shell Oil)
•	Ogilvy, New York and London (projects for Fanta and Ski)
•	Y&R Chicago (projects for Miller, UNICEF and Bacardi)
•	Saatchi LA (projects for Toyota and Wendy’s)
•	DDB New York, Chicago and Paris (projects for Pepsi, Epson, Gardasil, Budweiser and Bouygues Telecom)
•	McCann Erikson, New York (projects for MasterCard, Poland Spring and the U.S. Army)
•	Lowe New York (project for GMC)
•	Publicis Paris (project for Renault)

Strategy and Growth

Management believes that Psyop has developed a distinct brand in the video commercial animation/live action market that could be leveraged in several ways. Key elements of Psyop’s growth strategy include:

Enhance Growth of Existing Business: Due to breakthroughs in technology, and the need to differentiate marketing messages, animation and visual effects are becoming more widely used and are replacing live action footage in advertising media. Psyop intends to leverage this trend and to continue to build its core business.

Geographic Expansion: Psyop has been increasingly working on worldwide projects for European and Asian customers. In order to facilitate its global reach, Psyop plans to open two new offices: one in Los Angeles and another in London. The Los Angeles core team has already been hired, and will become fully operational during the first quarter of 2008. The London office is expected to open during the second half of 2008 and will focus primarily on European customers.

Acquiring talent through Blacklist: The Blacklist partner program has allowed Psyop to leverage its brand and project management skills and work with talented teams in a global manner. Most of the Blacklist projects have been executed by small teams in Sweden, Spain and Brazil. Psyop believes that Blacklist is a useful way of assessing talented individuals and teams that could be hired to join Psyop. It intends to accelerate this program and recruit creative talent globally as opposed to paying a buyout premium when purchasing large companies.

Extend Animation and Visual Effects Expertise into Branded Content: Psyop believes that it can generate new revenue opportunities by utilizing its expertise in animation and video effects to create branded content that will be aired on the internet in the form of a standalone video or as part of virtual worlds or video games.

Expand Development of Technology: To maintain a leading edge over the competition, and to increase production efficiencies and collaboration among the creative team, Psyop intends to increase its investment in developing proprietary tools such as asset management, project management and workflow software solutions. It anticipates opening a research and development facility in Israel where it can develop its proprietary solutions in a creative, efficient and cost-effective manner.

Psyop’s Creative Process

Psyop’s success depends upon bringing a continued high level of creativity and uniqueness to the production of animated and “mixed media” (combining live action, 3D and/or 2D techniques) content for television and other advertising platforms. The creative process required to maintain the highest and freshest quality of work is delicate and involves close collaboration among the various participants - the clients, the directors, the designers and the technical personnel involved with the project. There is often an element of experimentation to see “what works” both creatively and technically and experience with the tools and techniques from previous projects is a very important factor in developing the work. Below is a detailed description of each phase of the process that is involved in a typical television advertisement project that portrays the breadth of Psyop’s service offering.

The Pitch

The process begins with a “pitch”- an analysis of the client’s requests and the development of the director’s vision or concept for the project. Based upon initial conversations with the client (most usually an advertising agency but sometimes the end-user), possible creative directions, styles, mood and tone, and techniques such as 3D, 2D, stop frame animation, and/or live action might be discussed and proposed. Based on the initial input, Psyop’s team develops a written narrative proposal for the project (commonly referred to as the “treatment”). This will cover the overall vision, the story (usually an interpretation of the client or agency’s initial idea, and sometimes expressed with pencil drawn storyboards), the style, the look and feel and the techniques proposed.

Hand in hand with the treatment, Psyop will usually develop visual “style-frames” - snapshots of the intended final look, or looks, of the piece, which are often described as “the posters of the film.” At this stage, it is not unusual for a range of styles and looks to be explored and presented to the client. Based on the feedback received, the favorite style frames are chosen and often adjusted. These serve as the visual anchor for communication with clients later in production if the job is awarded. At this stage, technical directors are consulted to provide assurance that the director’s vision is capable of being produced in an efficient and timely manner. This stage of the process culminates in a presentation to the client, who in turn communicates with the end-user customer. Advertising agencies will generally recommend which company they want to work with and the clients normally go along with that recommendation. Psyop is frequently first or second choice for the job going into a pitch and is thus awarded a good percentage of jobs pitched. Sometimes, however, Psyop pitches and pulls out before the decision is made if it determines that it is not a good fit creatively, if the schedule cannot be worked out to fit with other commitments, or if the budget does not match the creative approach proposed.

Pre-Production

Upon the award of a project, Psyop commences its pre-production stage. For most projects, this begins with the creation of, or if they formed part of the pitch, the further development of, storyboards - individual panels that portray the story, the action and possible shot compositions and camera angles. These panels are then edited together in sequence to form a “boardamatic,” which starts to inform the team mainly about the timing, pacing and rhythm of the piece. The boardamatic is revised and reviewed by the project director and the clients until the desired result is achieved. At the same time as developing storyboards and boardamatics, Psyop usually also continues to develop the designs or style frames for the project, refining and improving what was presented for the pitch, further defining the color palette, environments, textures, look and feel. These, too, are presented to the clients and, together with the storyboards and boardamatics, should form a clear picture of what the final piece will look and feel like.

Where a live action component is involved, a freelance production team is hired and a production office is established, generally on the Psyop premises. Based upon the nature of the film and the production budget, the producer will hire a production crew, which might be as many as 50 people for a major campaign or only a skeleton crew of eight or nine for low-budget projects.

Production/Post production

Psyop uses many different techniques to realize the vision laid out in the treatment, style frames and storyboards. The exact techniques used vary from project to project depending on the creative approach developed and agreed upon by all parties, but usually involve some or all of the following: 3D computer graphic and animation work, 2D computer graphic and animation work, live action shooting on video or film of people, sets and/or specific elements, hand drawing or painting of graphic elements and textures, and 2D compositing of many layers of images, textures and elements to create the final image.

Whatever the initial image creation technique used, the results are always brought together in the digital realm. Computer animation, for example, is the art of creating moving images through the use of computers as opposed to using hand drawn frames as was done in traditional animation. To create the illusion of movement, an image is displayed on the computer screen that is quickly replaced by a new image that is similar to the previous one but is shifted slightly. Even hand drawn or painted elements are scanned into the computer and manipulated and applied digitally. As the technology has improved, become more powerful and less costly, access to it has become much more widespread, and the differentiating factor between companies has become talent and creative vision.

A typical Psyop production has several phases that may or may not overlap depending on the project and its schedule: 3D previsualization; 3D modeling and rigging; animation; shading and lighting; rendering; and compositing. If live action shooting is involved, that usually occurs once the 3D previsualization is complete and approved by all parties.

3D previsualization: Building on the approximate timings in the boardamatics (see above), artists place digital models of all the main elements into each scene and position digital cameras at the angles from which the three-dimensional shot is to be seen. This allows the directors to investigate the camera angles and moves that make the piece flow, tell the story and portray the product as desired. The “pre-viz” is done in 3-D with very rough models but, together with the designs, it gives a very clear picture of how a final piece will look and feel, and thus its approval by all parties is a critical part of Psyop’s process.

Live action shooting: If required, the live action shoot will happen once the previsualization is completed and approved. The shoot will usually involve filming actors and other moving elements, either in sets or against green screen, so their images can be isolated and added in to the 3D digital world being created.

3D modeling and rigging: Digital models of all three dimensional elements in each set and of all characters are created by defining their three-dimensional shapes and adding the rigging (the sets of animation controls that allow the model to be moved or animated).

Animation: The digital models are made to move in three dimensions by changing the animation controls over time to create a motion sequence. Artists will use various techniques to create the motion. Motion capture is sometimes used for human characters, with the actors filmed with 3D sensors attached to their bodies so their exact motion can be captured in 3D space by a computer. This data is then processed and applied to the 3D models created in the previous phase to create a base layer of movement based on real human motion, which is then further refined and finessed by the artist, according to the style required for the project. The other main technique used to create animation is simply referencing real world motion by eye or by using video references, in which, similar to an artist painting a scene from a photograph, there is a lot of room for creative interpretation.

Shading and lighting: The surface characteristics, or “shading,” are attached to each model to define the pattern, texture, finish and color of all the objects in each scene, and digital lighting is added into each scene. It is in this stage that the style frames and designs developed earlier are used as a guide for the artists to create all the elements needed to achieve the look laid out in those still images.

Rendering: The renderer takes the data for the models, layout, animation, shading and lights and, for each frame in the sequence, computes a two-dimensional image of how the scene looks at each point in time from the point of view of the camera. Usually all the 3D elements are rendered out as separate “passes” to allow maximum control in the compositing stage.

Compositing: All the elements created in 3D, and shot in live action, are layered and blended together and are sometimes color corrected. Additional elements and effects are added at this stage to achieve, as close as possible, the look laid out in the style frames and designs developed at the start of the project.

Sound: Sound effects and music are usually developed while production is underway and, at the end of the production process, they are integrated, “mixed,” and “laid back” to the final completed picture.

Depending on the final output media of the project, the final product will be put on to digital files (such as Quicktime), film, digital tape or other media.

Although the general process of a typical project is outlined above, actual work required for each job often varies due to the unique nature of each project. Psyop’s expertise in the various disciplines required, enable us to provide a high quality finished product in a timely manner.

Competition

Competition in the animated and mixed media advertising production industry is highly fragmented among a number of firms, no single one or group of which has a significant share of the market. Psyop’s competitors vary according to the type of project. There are many companies that utilize some of the same techniques that Psyop uses, but Psyop believes there are very few that master as many, have the same creative range, and are as renowned for outputting consistently fresh and high quality work, as Psyop. It is this range of expertise, creativity and production quality that differentiates Psyop from other companies and drives the demand for Psyop’s services.

There are several companies that Psyop would consider competitors and against whom Psyop pitches against regularly: Nexus Productions (London), Motion Theory (LA), Imaginary Forces (New York and LA), Stardust (New York & LA), Pleix (Paris) and Logan (LA). Recently, Psyop has been competing against “A-list” commercial directors from traditional live action production companies. This market space is also very fragmented and competitive but there are a few names who are very sought after -Daniel Klienman (Rattling Stick, London), Frank Budgen (Gorgeous, London), Dante Ariola, Rupert Sanders (MJZ productions), David Lachappelle (HSI productions), amongst others.

The competition for Psyop and Blacklist mainly comes from privately owned “creative” companies with revenues of below $10 million, and sometimes from larger production companies with revenues of $10 million and above. The visual effects market in which Mass Market competes is somewhat less fragmented, with a few larger players and several smaller companies all specializing in post-production operations, “finishing” and effects. Mass Market competes regularly against The Mill (London, New York and LA), Framestore (London and LA), Method (LA), and Asylum (LA). Such firms generally have revenues in the range of $10 million to $60 million per year and may be financed by institutional investors and other large entities.

Research & Development

In order to maintain a leading edge in the industry, upon completion of the proposed business combination, Psyop intends to develop a research and development facility in Israel, where a team of software engineers will work directly with Psyop in developing proprietary tools for specific applications. Psyop has already commissioned a report that outlines the initial plans for its research and development center and the initial projects upon which it will focus. Psyop believes that it can develop the requisite software in Israel more quickly and efficiently due to the availability and reduced cost of such expertise in that country.

Employee Matters

At December 31, 2007, Psyop employed 74 persons, of whom 57 (including 8 executive officers) perform creative, technical and production functions; 2 perform managerial and administrative functions; and 15 perform staff and other functions. Psyop also engages creative, technical and production personnel on a freelance, independent contractor basis from a pool of over 200 such persons. Psyop considers its relations with its employees and freelance staff to be quite satisfactory.

Psyop aims to seek out and hire the most highly qualified persons in the fields in which it operates. Many of its creative, technical and production personnel are hired upon graduation from the colleges and universities that maintain programs in the fields for which Psyop requires talent. Most of these institutions are located in the United States and Psyop seeks to hire students who are at or near the tops of their classes in academic and professional achievement. However, in recent years a large number of such students have not been United States citizens or legal residents prior to the commencement of their attendance in the programs and were required to obtain student visas in order to attend the programs. For Psyop to hire them, it must obtain J1, H1-B, O1 or E3 visas. The H1-B visas in particular are limited in number and thus difficult to obtain; however, Psyop has been successful for the most part in being able to hire the people it needs who have the talent it requires. Competition for such persons is intense and the continuation of such trends may impair Psyop’s ability to continue to hire sufficient numbers of people having the necessary talents and achievements. It believes, though, that the opening of its planned offices in Europe and Israel will alleviate, at least in part, potential hiring difficulties.

Properties

Psyop leases 15,700 square feet of space in 3 connected buildings in the Lower East Side of Manhattan. The primary location of 10,700 square feet is located at 124 Rivington Street, New York, N.Y. and is under a lease that continues until 2017. The leased space is used for its executive offices and production facilities. Psyop believes that such facilities will be adequate for a staff of up to 115 employees. It has no reason to believe that it would not be able to find additional space at commercially reasonable rates should it require additional space in New York City.

Psyop leases a 10,000 square feet of space at 523 Victoria Avenue, Venice, California under a lease that continues through 2017. The leased space is used for production facility and can hold up to 80 employees.

Legal Proceedings

Psyop is not a party to any pending litigation and is not aware of any threatened legal proceedings that could have a material adverse effect on its business, financial condition and/or results of operations.

Government Regulation

Psyop is not currently subject to direct federal, state or local regulation other than regulations applicable to business generally.

Management after the Merger

Upon completion of the merger, it is anticipated that the officers and other management of Psyop prior to the merger will continue to serve in substantially similar positions as officers and management of the surviving corporation. The biographies for those individuals are included below:

Justin Booth-Clibborn, age 43. Upon the consummation of the business combination, Mr. Booth-Clibborn will continue as chief executive officer of Psyop. Mr. Booth-Clibborn has been an executive producer at Psyop since 2002. From 1996 to 2001, he worked in Los Angeles, California as a freelance director, producer, assistant director and visual effects/post production supervisor for music videos and television commercials. Mr. Booth-Clibborn started his career as an account executive at FCO and DFSD/Bozell, London based advertising agencies. Mr. Booth-Clibborn has been a producer or executive producer for hundreds of commercials for clients including: Coke, Nike, Adidas, Ford and Intel. Mr. Booth-Clibborn received an MA from Cambridge University.

Sandy Selinger, age 37. Mr. Selinger has served a dual role in leading operations and finance at Psyop since 2000. Prior to running Psyop's business, Mr. Selinger was employed in business development for Sphera Corporation, a software development company for web hosting. From 1999 to 2000, Mr. Selinger worked at Anderson Consulting (now Accenture), where he shaped and implemented outsourcing deals. Mr. Selinger received an MSc from The London School of Economics and a BA from the University of Colorado at Boulder.

Eben Mears, age 37. Mr. Mears was one of the founders of Psyop and serves as its president.  In 2007, Mr. Mears became a creative director of Psyop and in that capacity has worked on projects for clients such as Mercedes, Renault, Guinness, and Safeway.  From inception until 2006, Mr. Mears served as a flame artist and as the chief technology officer of Psyop.  In that capacity, he has worked on most projects created at Psyop, including Toyota, Lugz, ESPN, Fox Sports, MTVHD and Coca-Cola. Prior to joining founding Psyop, Mr. Mears was an Inferno artist at USA Networks. Prior thereto, Mr. Mears was the director of animation at MTV’s digital television laboratory (DTV) and Nickelodeon's Nick Digital, which he helped create and managed.  Mr. Mears received a BA from Oberlin University and a BFA from NYU Film School.

Todd Muller, age 39. Mr. Muller was one of the founders of Psyop and serves as a creative director. In that capacity, he is has been involved with projects for clients such as Coke, Bombay Sapphire, Nike, Sheryl Crow and Atari/Ecko. Most recently his directorial work for Coca-Cola garnered him an Emmy nomination for the most outstanding television commercial of the year. Prior to founding Psyop, Mr. Muller worked at MTV’s lauded On-Air Promotions department from 1991 through 1999. During that time, Mr. Muller moved from production assistant to creative director amassing 23 Broadcast Design Awards, a "World Class B.D.A.", 10 Art Director's Guild Awards, 15 International Monitor Awards, and ID magazine award for a redesign of MTV, and an MTV Video Music Award. He then moved on to the SciFi Channel as the company’s creative director. The redesign went on to receive numerous industry awards. While at MTV he was responsible for creating the late night electronic music show "AMP" from which he produced two top selling albums. Mr. Muller received a BA degree from the School of Visual Arts, NY.

Marco Spier, age 38.  Mr. Spier encouraged a team of creatives of different disciplines to come together to found PSYOP in 2000. As a creative director, he has directed projects for Adidas, MTV, Fanta, Siemens, among others, and received many international awards including numerous BDS awards, including the BDA World Class Awards, D&AD gold award, AICP awards, several ID Magazine Design recognition awards and The Art Directors Club Award. His work was also included in the National Design Triennial of Cooper Hewitt and is part of the permanent collection at the MOMA. As Psyop's head of animation, Mr. Spier has overseen all 3D work at Psyop since inception. Prior to founding Psyop, from 1996 through 1999, Mr. Spier served as one of the original members of MTV’s digital television laboratory (DTV). There he developed and tested new animation technologies, techniques and unique content.  Mr. Spier received an MA in Industrial Design from the Berlin Art College HdK, Germany.

Marie Hyon, age 41. Ms. Hyon is a founder and a creative director of Psyop. In that capacity, she has worked on projects for clients such as Fanta, Adidas, MTVHD, Lugz, Miller, Fox Sports Nascar and Motley Bird to name a few.  Prior to joining Psyop, from 1993 to 1999, Ms. Hyon served as a Designer and Director overseeing all three Nickelodeon Networks: Nickelodeon, Nick-At-Nite and TVLand. She has won numerous awards including 17 BDS awards, including the BDA World Class Awards, D&AD gold award, AICP awards, several ID Magazine Design recognition awards and The Art Directors Club Award. Her work was also included in the National Design Triennial of Cooper Hewitt and is part of the permanent collection at the MOMA. Ms. Hyon received a BA from Parsons School of Design, New School University.

Kylie Matulick, age 36. Ms. Matulick is a founder and a creative director of Psyop.  In that capacity, she has worked on projects for clients such as Coke, Sheryl Crow, Bombay Sapphire, Nike and Infiniti.  Prior to joining Psyop, from 1997 to 2000, Ms. Matulick served as an innovative motion graphics freelance director at Lee Hunt.  There she worked on projects including an image campaign for Court TV, global repackaging of FOX Kids and an on-air campaign for AT&T. Ms. Matulick received a Design Degree from Swinborne University, Melbourne Australia.

Justin Lane, age 34. Mr. Lane entered the visual effects field as a producer at New York based Black Logic. While working as a producer and later senior producer, Justin turned his attention to the west coast to advance his knowledge of the visual effects business. Working as an independent visual effects producer, starting in 2002, Justin collaborated with Method in what turned out to be a 4 year relationship with that company. Projects included numerous spots for Nike, Acura and Xbox as well as collaborations with Agencies such as Wieden and Kennedy, McCann Erickson, BBDO and Y&R. In 2004, Justin, along with creative director/Fame Artist Chris Staves partnered with Psyop and opened MassMarket as the visual effects arm of Psyop. Justin holds a BA degree from Hofstra University.

Chris Staves, age 41, began his career in visual effects in 1993 as a Henry artist for the now defunct 525 Post.  After amassing a loyal client following including Directors Francis Lawrence, Mark Romanek and Dayton/Ferris as well as winning an MTV Music Video Award amongst other accolades, Chris left 525 Post in 1998 to become one of the founding members of Method, Santa Monica. Chris has since collaborated on such projects as the feature films “One Hour Photo” with Mark Romanek and Gore Verbinski’s “The Ring”, as well as an extensive number of commercials and music videos for Madonna, Jay-Z, Nike, Powerade and Pepsi.  In 2004, Chris, along with Executive Producer Justin Lane joined Psyop and opened Mass Market as the visual effects arm of Psyop.

Employment Agreements

Psyop has entered into employment agreements with each of its shareholders, other than Mr. Lane, that will become effective upon the completion of the merger, at which time Psyop’s obligations under the agreements will become the obligations of Fortissimo. Each Psyop shareholder will be employed pursuant to his or her agreement in the same executive capacity as he or she held prior to the merger - Mr. Booth-Clibborn as Chief Executive Officer, Mr. Selinger as Vice-President - Operations, Mr. Lane as Executive Producer and the other executives as Creative Directors. Each agreement will be for an employment term of three years, subject to earlier termination in certain circumstances. After the three-year term is concluded, employment will continue on an “at will” basis and may be terminated by either Fortissimo or the executive at any time. The agreement with Mr. Lane is still not fully negotiated but it is expected that it will be signed prior to the filing of the preliminary proxy statement.

Each agreement will provide for compensation consisting of a specified base annual salary, a discretionary annual bonus of up to $75,000 that will be determined based on milestones that the compensation committee of Fortissimo’s board of directors will establish for each fiscal year, 15 paid vacation days per year (or a greater number of days as provided by Fortissimo’s vacation policy in effect from time to time), health and dental insurance, participation in Fortissimo’s 401(k) and profit sharing plans and short and long term disability insurance. Salaries will be subject to cost-of-living increases for the second and third years of the employment term. The base annual salaries will be $275,000 for Mr. Booth-Clibborn, $200,000 for Mr. Selinger and $225,000 for the other executives (other than Mr. Lane, whose base annual salary has not yet been established).

The employment agreements are subject to termination upon the executive’s death or disability (which is defined to be the inability of the executive to perform his or her duties for a period of more than 3 consecutive months or for periods aggregating more than 120 days in any 360 day period as a result of physical or mental illness or disability).

The agreements are also terminable by Fortissimo for “cause,” which is defined as a good faith finding by Fortissimo’s board of directors that the executive (a) failed to perform (other than by reason of physical or mental illness or disability for a period of less than three (3) consecutive months or in aggregate less than 120 days during any 360-day period) his or her assigned duties diligently or effectively or was negligent in the performance of these duties, provided that the executive was given prior written notice of such deficiencies and was granted thirty (30) days to correct any such deficiencies; (b) materially breached the employment agreement in a manner other than as set forth in the previous clause (a), which breach is materially adverse to Fortissimo and has not been cured within thirty (30) days after written notice of such breach has been given to the executive by Fortissimo; (c) breached his or her Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement; (d) committed fraud, theft or embezzlement; (e) committed willful misconduct relating to Fortissimo; (f) engaged in any conduct that is materially harmful to the business, interests or reputation of Fortissimo; or (g) was convicted of, or pleading guilty or nolo contendere to, any felony.

The executive may terminate the agreement for “good reason,” which is defined as (a) a material breach by Fortissimo of the terms of the employment agreement; (b) a liquidation, bankruptcy or receivership of Fortissimo; (c) the relocation of the executive’s place of work such that the distance from the executive’s primary residence to his or her place of work is increased by more than fifty (50) miles; (d) any material diminution of the executive’s duties and responsibilities. For purposes hereof, an isolated or inadvertent action by Fortissimo that is not taken in bad faith and that is remedied by Fortissimo as soon as practicable after notice thereof is given by the executive shall not be deemed a material diminution of the executive’s duties and responsibilities; or (e) the failure of Fortissimo to have a successor assume the obligations under the employment agreement in the event of a “Change of Control.” “Change of Control” means mean (i) any person or entity other than Fortissimo who acquires securities of Fortissimo other than from the executive or his or her affiliates (in one or more transactions) and has 50% or more of the total voting power of all Fortissimo’s securities then outstanding; (ii) a sale of all or substantially all of the assets of Fortissimo; or (iii) if Fortissimo’s business is substantially operated through its subsidiaries, a sale of all or substantially all of the assets of all of its subsidiaries (taken as a whole). Termination by the executive for “good reason” can only occur if (i) the executive has given Fortissimo a written notice indicating the existence of a condition giving rise to “good reason” and Fortissimo has not cured the condition giving rise to “good reason” within thirty (30) days after receipt of such notice, and (ii) such notice is given within sixty (60) days after the initial occurrence of the condition giving rise to “good reason.”

Upon termination by Fortissimo without “cause” or by the executive for “good reason,” Fortissimo will be obligated to pay the executive all accrued salary, vacation pay, expense reimbursements and any other sums due to the executive through the date of termination. In addition, the executive shall be entitled to receive the following severance benefits, subject to the executive signing and not revoking a severance and release agreement drafted by and satisfactory to Fortissimo: (i) for a period of six months (three months with respect to Messrs. Lane, Selinger and Staves) following the executive’s date of termination, in accordance with Fortissimo’s regularly established payroll procedure, Fortissimo will continue to pay to the executive his or her base salary; and (ii) should the executive be eligible for and elect to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., Fortissimo will, for 12 months (3 months with respect to Messrs. Lane, Selinger and Staves) following the executive’s date of termination, pay all premium costs for such continued coverage. Also, the Restrictive Period (as defined in the executive’s Proprietary Rights, Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement) will be deemed modified such that it is reduced to a six month period (three month period with respect to Messrs. Lane, Selinger and Staves).

Except for a termination by Fortissimo without “cause” or by the executive for “good reason,” upon the termination of the executive’s employment for any reason before or after the expiration of the three-year employment term, the obligations of Fortissimo to pay the executive's compensation shall immediately cease, and the executive shall be entitled to only the base salary, vacation pay, expense reimbursements and any other sums due to the executive through his or her last day of employment.

Pursuant to Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreements between Fortissimo and each executive that will be in effect following the merger, the executive is obligated to keep confidential all of Fortissimo’s proprietary information (as defined in the agreement) and to disclose and assign to Fortissimo all inventions, creations, improvements and other developments relating to Fortissimo’s business that are created by the executive. These agreements also provide that, for twelve months following the termination of an executive’s employment for any reason (which period is reduced to six months or three months under the employment agreements if such termination is by Fortissimo without cause or by the executive for good reason), the executive may not work for or have more than a 1% interest in any company that competes with Fortissimo, solicit for employment anyone who was an employee or independent contractor of Fortissimo within the prior six months or solicit clients, customers, accounts or prospective clients, customers or accounts of Fortissimo that were contacted, solicited or served by the executive while the executive was employed by Fortissimo.

Post-Merger Board of Directors of Fortissimo

After the merger, Fortissimo’s board of directors will consist of seven directors, of whom three will selected by Psyop, at least one of whom will be an independent director under applicable SEC and exchange rules; two will be selected by Fortissimo, at least one of whom will be an independent director under applicable SEC and exchange rules; and two will be jointly selected by Psyop and Fortissimo, each of whom will be an independent director under applicable SEC and exchange rules.

Post-Merger Ownership of Fortissimo

As a result of the merger, assuming that no stockholders of Fortissimo elect to convert their Public Shares into cash as permitted by Fortissimo’s certificate of incorporation, the Pysop shareholders will own approximately 37% of the shares of Fortissimo common stock to be outstanding immediately after the merger and the other Fortissimo stockholders will own approximately 63% of Fortissimo’s outstanding shares of common stock, in each case based on the Fortissimo shares of common stock outstanding as of December 31, 2007. If 19.99% of the Public Shares are converted into cash, such percentages will be approximately 42% and 58%, respectively. The foregoing does not take into account shares that would be issued to Psyop’s shareholders upon full or partial achievement of the revenue and EBITDA milestones or the exercise of warrants or shares that would be issued under the equity incentive plan to be adopted in connection with the merger. However, if 19.99% of the Public Shares are converted and thereafter the full earnout consideration is earned, the current Fortissimo shareholders would own only 48% of the total outstanding stock and the Psyop shareholders would own 52%, assuming that no other shares are issued.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits:

Exhibit	Description

10.1
Agreement and Plan of Merger and Interests Purchase Agreement dated as of January 15, 2008 among Fortissimo Acquisition Corp., FAC Acquisition Sub Corp., Psyop, Inc., Psyop Services, LLC, and the shareholders of Psyop (not including exhibits or schedules other than Exhibit A).

10.2	Form of Restricted Stock Agreement

10.3	Form of Lock-Up and Trading Restriction Agreement

10.4	Form of Escrow Agreement

10.5	Form of Employment Agreement

10.6	Form of Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement

99.1	Press release of Fortissimo Acquisition Corp. dated January 15, 2008.

99.2	Certain unaudited condensed financial statements of Psyop, Inc.

99.3	Investor Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2008	FORTISSIMO ACQUISITION CORP.

By: /s/ Yuval Cohen
Name: Yuval Cohen
Title: President and Chief Executive Officer